EXHIBIT 5.1

June 17, 2026

Board of Directors
Citizens, Inc.
11815 Alterra Pkwy., Floor 15
Austin, TX 78758

Ladies and Gentlemen:

I am the Chief Legal Officer and Secretary of Citizens, Inc., a Colorado corporation (the “Company”) and I am issuing this opinion in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 3,000,000 additional shares of Class A common stock, no par value (the “Common Stock”) of the Company (the “Shares”) under the Citizens, Inc. Amended and Restated Omnibus Incentive Plan, as approved by the Company's shareholders and effective on June 16, 2026 (the “Plan”). This opinion letter is furnished to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
I am licensed and qualified to practice law in the State of Colorado. This opinion letter is based as to matters of law solely under the Colorado Business Corporations Act, as amended. I express no opinion herein as to any other statutes, rules or regulations.

For purposes of this opinion letter, I have examined and am familiar with the Restated and Amended Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Plan, the corporate proceedings with respect to the issuance of the Shares, the Registration Statement, and such other certificates, instruments and documents as I have considered necessary or appropriate for purposes of this opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors and in the Plan, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sheryl Kinlaw
Sheryl Kinlaw
Chief Legal Officer and Secretary of Citizens, Inc.